Exhibit 99.1
QUALITY SYSTEMS, INC., #4403880
QUALITY SYSTEMS, INC.
FISCAL 2011 THIRD QUARTER RESULTS
January 28, 2010, 10:00 AM ET
Chairperson: Steven Plochocki (Mgmt.)

Operator:	Good morning, ladies and gentlemen, thank you for standing by. Welcome to the Quality Systems, Inc. Fiscal 2011 Third Quarter Results Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one on your touchtone phone, and please press star, zero for Operator assistance at any time. For participants using speaker equipment, it will be necessary to pick up your handset before making your selection. This conference is being recorded today, Friday, January 28, 2011.

I would now like to turn the conference over to Steve Plochocki, Chief Executive Officer. Please go ahead, sir.

Steven Plochocki:	Thank you, Brittany, and welcome, everyone, to the Quality Systems Fiscal 2011 Third Quarter Results Call. With me this morning are Paul Holt, our CFO; Pat Cline, the President of Quality Systems; Scott Decker, the President of NextGen Healthcare; Donn Neufeld, the Executive Vice President of EDI and Dental; and Steve Puckett, the Executive Vice President of our newly-formed NextGen Inpatient Solution.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of securities laws, including, without limitation, statements related to anticipated industry trends, the Company’s plans, products, perspectives and strategies, preliminary and projected, and capital equity initiatives in the implementation of potential impacts of legal, regulatory or accounting requirements.

I’ll provide some opening comments at this time and then I’ll turn it over to Paul.

The Company reported net revenues of 91.9 million for the fiscal 2011 third quarter, an increase of 23% from the 75 million reported in the same period a year ago. The Company reported net income of 17.5 million, up 33%, versus net income of 13.2 million for the comparable period last year. Fully diluted earnings per share were $0.60 in the fiscal 2011 third quarter, rising 30% when compared with $0.46 fully diluted earnings per share for the third quarter of fiscal 2010.

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The Company’s Board of Directors increased the cash dividend by $0.05, or 17%, to $0.35 per share on the Company’s outstanding shares of common stock payable to shareholders of record as of March 17, 2011, with an anticipated distribution date of April 5, 2011. The $0.35 per share cash dividend is pursuant to the Company’s current policy to pay a regular quarterly dividend of the Company’s outstanding shares of common stock, subject to further Board review and approval, and the establishment of record and distribution dates by Board prior to the declaration and payment of such quarterly dividend.

We’re very pleased with the Company’s third quarter performance. Our entire organization has worked extremely hard to put our Company in the position it’s in presently. As we’ve said for the past 22 months, since the Bill was first introduced, there were levels of uncertainty and speculation, but once certification was announced in October 2010 and the regulations for stage one meaningful use were finalized, the path became very clear. We’re in a very positive position to take advantage of the benefits stemming from the first year of the stimulus incentive.

Additionally, the Board’s declaration to increase our quarterly dividend is indicative of the Company’s strength in the marketplace and their optimism about the future. We remain very encouraged by the industry opportunity before us and confident in the certified electronic health solutions we bring to the physician, dental and hospital marketplaces.

We’ve had a record quarter. Our pipeline continues to build, the sales reps are starting to produce at a higher level, all our business units are making great progress towards their deliverables, the regulations are now finalized, uncertainties have been lifted, and we are in the first month of the 60-month stimulus period as the country moves towards an electronic paperless healthcare system. We like the position we’re in and we intend to do extremely well in that position.

Paul, the financials, please.

Paul Holt:	Thanks, Steve, and hello, everybody. I’m going to begin my comments with an overview of the quarterly results and then I’ll follow that up with a balance sheet recap.

So, our consolidated third quarter revenue of 91.9 million represents a 23% increase over the prior year revenue of 75 million. While we are very pleased with the record revenue that we achieved in the quarter, I want to remind all those on the call of the fact that last quarter we had reported two large deals over a million dollars each which pushed into the December quarter, as well as approximately 1.1 million of back-ordered hardware which also carried into this quarter.

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Our consolidated net income per share was, as Steve mentioned, a record $0.60, up 30% from the prior year $0.46, and our earnings this quarter was driven by strong revenue growth in the System sales line, as well as some help that we got from a $0.03 tax benefit related to the R&D tax credits. This credit was retroactively reinstated back in December and that reinstatement went back all the way to the beginning of calendar 2010, resulting in a significant reduction in our current quarter tax provision.

I also want to note that our earnings were negatively impacted by an approximate $1 million expense that we recorded in the quarter related to a fair-value adjustment to contingent consideration associated with our Opus and Sphere acquisitions. Each of these acquisitions has performed even above our own internal expectations and forecasts, resulting in us being required to re-assess our estimate of contingent consideration, which, according to our accounting rules, is requiring us to take a charge to expense. Our Opus and Sphere acquisitions contributed approximately 5.8 million in revenue during the quarter, and this strong performance is resulting in this chart.

Our consolidated systems sales grew 23% over the year ago quarter to a record 33.9, compared to 27.7 million in the prior year quarter. Our consolidated maintenance, RCM, EDI and other services revenue were 22% to 57.9 million, compared to 47.3 million in the year ago quarter. Revenue cycle management revenue was up 20% over the prior year quarter at 11.5 million versus 9.6 million, and our backlog there continues to be strong at $6.9 million.

Our total recurring services revenue, including maintenance, EDI, RCM and other, accounted for approximately 63% of our total revenue this quarter, which is about flat versus a year ago, and our gross profit margin came in at 64.8% and it’s up from 62.2% year ago quarter.

Our SG&A expense, excluding amortization, increased by approximately 6.4 million to 28.0 million this quarter versus 21.6 million a year ago. Our SG&A expense was higher primarily due, again, to our increased investments in sales and marketing versus a year ago, the inclusion of our Opus SGA expense, which we did not have in the prior year quarter, as well as the $1 million expense that I just spoke to you about.

Moving on to our balance sheet, total cash marketable securities increased by approximately 11.4 million this quarter to 118.2 million, equal to $4.06 per diluted share. That compares to 106.9 million or $3.67 at the end of the prior quarter. We continue to maintain no debt on our balance sheet.

Our DSOs, net of amounts included in both accounts receivable and deferred revenue, declined by a day from a year ago and now stands at 82 days. Our DSO, based on the face of our balance sheet, ended at 122 days

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versus 124 days a year ago. On a sequential basis, our DSOs declined by about four days.

Our total deferred revenue increased to 71.9 million compared to 65.7 million just last quarter. The primary driver of the increase was again implementation and training services.

I’d like to thank you all for being on this call, your interest in our Company, and now I’ll turn things over to Pat Cline, President of Quality Systems. Pat.

Patrick Cline:	Thank you, Paul. Good morning, everyone. I’m very pleased about our performance in the December quarter. Often this quarter can be difficult with holidays reducing the number of business days available to sell and implement systems. To overcome this, our sales force did a great job early in the quarter.

As Paul mentioned, we had a couple of large deals and we mentioned this I think on the last call, as well, that weren’t bookable in the prior quarter. Those deals were booked in the December quarter and that also helped our performance. We were also able, with a couple of exceptions, such as sales commissions and incentive accruals, to keep our costs relatively flat quarter over quarter.

Our NextGen Practice Solutions business unit continues to grow with annual revenues reaching about 50 million in this area. We’ve got an additional pipeline of executed RCM business and we’ll also be adding sales people and getting more aggressive in this area as we move forward.

Before I turn things over to Donn, Steve and Scott, I’ll just say once again that we continue to feel that we’re very well positioned for the future. I’ll turn things over first to Donn for a brief review of our Dental and EDI units, and then to Steve and Scott. Donn.

Donn Neufeld:	Thank you, Pat. We continue to have success selling FQHC, the QSI Dental Record integrated with the NextGen EPM and EHR. We added 11 new joint dental sales this quarter. The QSI dental pipeline is approximately 7.8 million. NextGen EDI revenue was up 20% and operating income was up 46% from last year. NextGen EDI revenue and operating income were both records.

Now I’d like to turn things over to Steve. Steve.

Steven Puckett:	Thanks, Donn. As many of you know, the Inpatient Solutions business was built over the past year with the acquisitions, as Paul referred to, of Sphere Healthcare, Opus Healthcare Solution. Since the acquisitions were completed, we have worked to combine our Inpatient financial and clinical

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applications into one compelling offer for the hospital market. We are happy to report that we are seeing success in the market at large, as well as in our own internal integration efforts.

Our Q3 highlights include the completion of meaningful use certification for our NextGen Inpatient Clinicals Version 2.4 application, which will enable our current and future clients to qualify for funding under the American Recovery and Reinvestment Act.

Additionally, in Q3, we completed agreements with 11 new hospitals, all eager to utilize some of the best technology in the industry, and currently we have a deep pipeline representing about 50 unique opportunities and continue to enjoy many of the synergies with our ambulatory counterparts.

It was a really great quarter for us and we’re excited about the opportunities that lay ahead.

Thank you for your time and attention and now I’d like to turn it over to Scott.

Scott Decker:	Good morning, everybody. Thanks for joining us this morning. I’ll just back up what you’ve already heard, which is we’re very pleased with the performance of the NextGen Division. We delivered approximately 30% top and bottom-line growth, really building on the momentum that we had been seeing in the pipeline the last couple of quarters.

Just to give you a little feeling on metrics that I generally cover, we did sign 110 new contracts across NextGen, Ambulatory and Inpatient this last quarter. That’s a 75% increase over the first quarter of this calendar year. We’ve been talking about the growth of the sales team and sales force for the last several quarters and I think you could probably attribute this growth and new contract signing to that increase and starting to see productivity out of the additional reps.

Discounting for the quarter stayed relatively the same, as we’ve seen in the last several quarters, so no change there. From the standpoint of number of reps we have out in the field right now, as of 12/31 we had 100 reps and managers in quota carrying positions. That’s down about five from what I reported last quarter and that’s mostly due to attrition as we’ve worked through quite a few number of hires that we’ve made over the last couple of quarters. I’d anticipate that number to go back up to the 105-110 range by the time we report next quarter. The pipeline for this quarter is 156 million versus 143 reported last quarter. Once again, that’s a combination of both Inpatient and Ambulatory.

You’ve also asked a lot of questions on the regional extension centers the last couple of quarters, so I wanted to give you an update on that. We

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have seen 46 different regional extension centers make decisions now. NextGen has been included in 37 of those decisions; 20 have created preferred lists and 17 have decided to be provider agnostic.

Overall, as I’ve said, very pleased with the quarter; obviously, very pleased with the top and bottom-line growth. Market activity looks good.

With that, I think that’s our prepared comments, Brittany, I think we’ll open it up for question and answer now.

Operator:	Thank you, sir. We will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, press the star, followed by the two. If you are using speaker equipment, you will need to lift the handset before making your selection. One moment, please, for our first question.

Our first question comes from the line of Michael Cherny with Deutsche Bank. Please go ahead.

Michael Cherny:	Good morning, guys. Congrats on the quarter.

Steven Plochocki:	Good morning. Thank you.

Michael Cherny:	So, just one quick question. I don’t know if I missed it or not. Did you give the breakdown in terms of the revenue between NextGen and QSI, like you typically do?

Paul Holt:	Yes, here, I can give that for you. We reported total revenue of 91,871,000. That breaks down into QSI 4,321,000; NextGen 75,055,000; and the Practice Solutions unit 12,495,000.

Michael Cherny:	Thanks, that’s helpful. Then, just quickly, you know, on the Inpatient Solutions you mentioned, you said you signed 11 new hospital agreements and you have 50 opportunities in the pipeline. Could you just give us some characteristics of what types of hospitals you’re having the most recent success with, whether these are attached hospitals to legacy NextGen clients or if these are new footprints? Just a little more color around your push into that market would be great.

Steven Plochocki:	Okay, this is Steve, I can take that one. Yes, as we mentioned before, we’re primarily targeting hospitals under 100 beds, which continues to be the market that we are addressing. Out of those 11 hospitals I mentioned, all of them fall into that category, all of them are relatively small-size deals, and the majority of them are critical-access hospitals.

Michael Cherny:	Great, thanks, that’s helpful. Thanks again, guys.

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Steven Plochocki:	Thank you.

Operator:	Thank you, and our next question comes from the line of Constantine Davides with JMP Securities. Please go ahead.

Constantine Davides:	Yes, one follow-up on that earlier question on the Inpatient side. Steve, you described 50 unique opportunities there in the pipeline. I’m just wondering if definitionally that’s consistent with how you describe pipeline on the Ambulatory side, and can you just remind us what sort of the average deal size is on the Inpatient side?

Steve Puckett:	Yes. It is consistent with the way we do it on the Ambulatory side. Are you familiar with that, the way we do that, with the 100% in category one, the 75% in category two and 50% in the category three for us? We do that. The average deal size, I would say, you know, for us is somewhere between 600 and 700,000 total deal size on the critical access market.

Constantine Davides:	Okay. Then, on the revenue cycle business, guys, I know margins took another dip there and typically I think in the December quarter you see some strength on the margin side, so is there some more integration activity going on or something else you can call out, and then where do you see margins heading maybe into fiscal ‘12 in that revenue line?

Patrick Cline:	This is Pat. I think we do see additional integration centers use ahead of us and we do feel, as I mentioned last quarter, we can continue as we move forward to improve our margins in that business. That’s probably about as far as I want to go. I want to stop short of setting an expectation relative to the margin, except for directionally.

Constantine Davides:	Okay, and then just one last one for Paul on the tax rate, the benefit in the quarter. Should we expect that that sort of normalizes next quarter? Thanks.

Paul Holt:	Yes, I mean, we’re going to continue to have an R&D tax credit next quarter, but this quarter we played catch-up, if you will, because we got the benefit of going all the way back to the start of the year. So, next quarter we’ll be on a more normal run rate, if you will.

Operator:	Thank you. Our next question comes from the line of Newton Juhng from FBR Capital Markets. Please go ahead.

Newton Juhng:	Thank you very much. Just on the sales rep front, how should—I mean, obviously, they’re starting to produce a lot more now. At what point do you think we could call them kind of fully ramped up and on a full quota?

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Scott Decker:	I would say we’re probably approaching that from a—they’ve been in the pipeline long enough that we really should be starting seeing them at full productivity. With that said, it’s probably a year to two years before you really understand the business and how to best sell. So, if we’re just talking about the pace of the curve, we’ve probably seen the most rapid part of the curve, but I would still expect their productivity to improve over the next year.

Newton Juhng:	Okay, that’s helpful, thanks. Then, Paul, did you mention what the stock-based comp expense was for the quarter and the D&A expense?

Paul Holt:	No, we’re going to follow our queue real quick here. Just stay tuned for that. You’ll have all those details in there.

Newton Juhng:	Okay, fair enough. Thanks.

Operator:	Thank you. Our next question comes from the line of Glenn Garmont with Think Equity. Please go ahead.

Glenn Garmont:	Thanks. Good morning. Just a couple of questions, you know, pertaining to the lower end of the market. You know, Pat, I think on last quarter’s call you sort of talked about, you know, maybe some competitors there getting more aggressive on price at the lower end. I was just wondering if you could update us there. Have you seen an acceleration of that trend?

Then, Scott, you know, related to NextGen, you referred to some initiatives that you were undertaking internally to make NextGen more accessible to the small end, you know, things like—I think you used terms like “pre-packaging” and “rapid implementation”. I’m just wondering where you stand on that front.

Patrick Cline:	I’ll start and then I’ll turn things over to Scott for the latter part of the question. Our market is a great market, a lot of tailwind, a lot of room in front of us, a lot of dollars coming into the market, and of course with that, competition is intensifying both with larger players coming down market and the small players moving up market. There is more price pressure. There seems to be almost every quarter a little more price pressure coming from the low end, and I think I heard recently from one of our folks that there are now six different free EHR systems being marketed. But, thus far, we’ve been able to compete very well against those low-priced competitors and of course that’s our intention going forward.

The strategy of broadening our portfolio over the last couple of years, both in the RCM business and now more recently in the Inpatient business, added very significant addressable markets. So, even as that competition intensifies and maybe, you know, we come under some pricing pressure

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perhaps in the future, we feel that we’ve got a heck of a lot of greenfields ahead of us. Scott?

Scott Decker:	Yes, to address your question on how we’re going after the lower end of the market, I did comment I believe last quarter how we’re trying to package it up to make it easier for the smaller practices to absorb. I think that’s incremental progress quarter over quarter. We did revamp our whole specialty content interface this last quarter, which I think is making it easier for practices to pick it up and use it out of the box. Clearly, the productivity is just the sales reps at the lower end of the market. We continue to see, you know, a lot of interest in our SaaS based offerings. I think we had 12 new SaaS clients just last quarter. So, all those things just continue to grow pace.

I think you tapped on another one that is going to be important to us going forward, it’s just making the implementation and training for the smaller practices as easy as possible. We continue to just incrementally refine that process, we’ve made a lot of ground in the last year and I think we still have a lot of ground to go. Then, maybe the last wild card on all this is all these reps we’ve been talking about for the last year, you really haven’t seen them with much productivity yet from a delivery standpoint and, hopefully, that’ll certainly address the low market, if that’s what they’re tagged to go after.

Glenn Garmont:	Okay, thanks, that’s helpful. So, it sounds like, Scott, that the 12 new SaaS clients that you gained in the quarter, those were not a result of the REC activities?

Scott Decker:	That’s correct. You know, the other thing I should mention is to get after the lower end of the market, a real key to that, I think, as we’ve talked in the past, is really signing up our large health systems’ distribution channels for us, and we continue to see really good success on that front. In some respects it’s hard for me to even see directly some of the things we’re doing on the low end because it is through distribution points of health system.

Glenn Garmont:	Okay, great. Thanks for the commentary.

Operator:	Thank you. Our next question comes from the line of Jamie Stockton with Morgan Keegan. Please go ahead.

Jamie Stockton:	Yes, thanks, guys, for taking my question. Just real quick, Scott, on the regional extension centers, the roughly 15 or so that have not made a decision so far as far as their preferred vendors, do you have any feel for when those are going to come down? Do you think we’ll see them maybe by the time you guys report the March quarter?

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Scott Decker:	Yes, it seems they’re on that path. You know, I’m sure there’ll be a few outliers, but there is activity on all those and I would imagine they’re feeling pressure to get their decisions made. So, I’d say we should be pretty much all the way there by the end of the next quarter.

Jamie Stockton:	Thanks, guys.

Operator:	Thank you. Our next question comes from the line of Greg Bolan with Wells Fargo. Please go ahead.

Greg Bolan:	Hey, thanks for taking the questions and congrats on solid results.

Steven Plochocki:	Thank you.

Greg Bolan:	Steve, you know, clearly, the attention has been directed towards, you know, the federal incentives available for providers who adopt EHRs, but can you describe or characterize how aggressive commercial payers have become with pushing for increased EHR adoption? Then, Steve and Pat, you know, do you think payers will start penalizing or even dropping non-compliant providers from networks?

Steven Plochocki:	Well, there’s no question that the government isn’t solitary in their desire and effort to get all of healthcare paperless and electronic. There’s a lot of advantages and benefits to the commercial markets and the managed care markets to get there, as well. Just anecdotally, in some of our travels and with some of our interactions with major payers, they appear to want to move on an even more aggressive path than the government in trying to get their provider base electronic faster than even the government wants them to become electronic. So, I think this is a unified effort across the board by all payer groups to move to an electronic paperless system, it benefits all of them. They all have varying degrees of urgency, but they all have the one thing in common and that is urgency.

Greg Bolan:	That’s helpful, great. Then, you know, there seems to be a thought process that because NextGen has historically succeeded in the large group practices, this might limit the addressable market size for the company, but as I think about the percentage of physician-owned— excuse me, hospital-owned physician practices increasing over the years, there definitely seems to be a growing convergence between the kind of call it ambulatory and acute healthcare services. So, I guess over time, do you think that convergence will continue; and then, number two, do you think that the small practice or small job practice market may, you know, I guess, decline over time? So, basically, the same question.

Patrick Cline:	This is Pat. Yes, we do think that convergence or the integration between medical practices and health systems will continue. This ties a little bit to the prior question relative to commercial payers, which leads me to think

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about reimbursement models, and reimbursement models are changing and they are favoring that integration of care across ambulatory, inpatient and other ancillary services, models like patient-centered medical home and accountable care organizations. We see the private payers pushing out various bonus programs and pay-per-performance programs. All of those bode well for electronic systems.

While you’re right, there are only a certain amount of large medical practices or mid to large medical practices, again, we think we’ve got a lot of greenfields that are not only moving to the smaller practices but, more importantly, through the RCM, and now the Inpatient business presents us with many billions of dollars of addressable market that we hadn’t previously been in, except for the prior roughly a year.

Greg Bolan:	That’s helpful, thanks. Then, just lastly, Paul, to your knowledge, were any sizeable deals, other than obviously the ones that we knew about, that were pulled in or pushed out of the December quarter?

Paul Holt:	We had—no, I wouldn’t say anything that I’d talk about on this call.

Greg Bolan:	Okay.

Patrick Cline:	Nothing unusual other than the ones that we’ve already talked about.

Greg Bolan:	Yes, great. Thanks, guys.

Steven Plochocki:	Thank you, Greg.

Operator:	Thank you. Our next question comes from the line of Bret Jones with Brean Murray. Please go ahead.

Bret Jones:	Thank you for taking the question. The first question is around the organic growth rate, because, obviously, with the addition of the inpatient market, things are getting a little less transparent. I wanted to check my math. You said Opus and Sphere contributed about 5.8 million. So, to me, it looks like the organic growth rate’s around 15 to 16%; is that correct?

Paul Holt:	Yes, you can back into—I don’t have that number handy right in front of me, but if you’ve got those numbers.

Bret Jones:	I just wanted to check on Sphere, the year ago period, because that’s the only number we don’t have, is the contribution of Sphere a year ago, if you have that.

Paul Holt:	Very minor a year ago, probably a couple of hundred thousand dollars at the most.

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Bret Jones:	Okay. So, 16% sounds about right then. Then, can you quantify—I know you said you had two multi-million dollar software deals and then I think you said 1.4 million of hardware. Can you quantify the total contribution of those deals? Was it three to three-and-a-half, or can you be a little more specific, I guess?

Paul Holt:	Yes. You know, we generally don’t comment on how much of a deal is bookable and get into the revenue-recognition details to that extent. We did provide some color on that issue last quarter because we thought it was significant enough to talk about and so we felt it was also significant to talk about this quarter, but we just really don’t want to get into the details to that level.

Bret Jones:	No, fair enough. I just was trying to get down to sort of what the clean NextGen number and if I look at, if I back out the Opus and Sphere and if I back out the, you know, the $3 to $3.5 million, it looks like, you know, the corporate growth rate was around, you know, call it 11%. I’m just trying to reconcile that with the acceleration we’re talking about. Are we really seeing a pickup in ambulatory (inaudible) sales or is it still really just we’re seeing that in the pipeline build?

Patrick Cline:	You have those other items that we talked about, but there’s no question that this quarter represents an extremely strong quarter for us, as well as NextGen, you know, on the systems sales line. I don’t think there’s any debate about that.

Bret Jones:	Okay. I guess low double digits just wasn’t exactly what I would think of when we talk about material pickup, so I was just wondering if this is—you know, if we’re still seeing it primarily in the pipeline.

Paul Holt:	I think we might have to go—you’re talking about what? I haven’t done all this math work yet, so you’re doing some...

Bret Jones:	Okay.

Paul Holt:	You’re moving some numbers around and it’s probably not appropriate on this call to try to get into that, but ...

Bret Jones:	Okay, I can move on. Just one or more questions and I’ll let you guys get back to the call. The 50 hospitals that you talk about, you did say they were in the pipeline, the 156 number; is that correct?

Paul Holt:	That’s correct.

Bret Jones:	It is, and can you give us a sense for what that was last quarter?

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Scott Decker:	No.

Bret Jones:	You can’t?

Scott Decker:	No.

Bret Jones:	Okay. Well, thank you very much.

Scott Decker:	We generally don’t comment on the exact number of deals that are in the pipeline.

Operator:	Thank you. Our next question comes from the line of George Hill with Citigroup. Please go ahead.

George Hill:	Hey, guys. Thanks for taking the call. Most of my questions have answered already. I guess, Pat, maybe I would just ask you, from a big-picture perspective, you know, what’s the—you guys paint a pretty rosy picture here. What’s not going right for NextGen right now? I might even focus on that large segment of the inbuilt free market which would seem to be getting the pretty high saturation rates, and, I guess, are you guys seeing things the same way?

Patrick Cline:	No, I’m not sure we see any area. I’m struggling to come up with areas that are not going well. There are always challenges and always opportunities for improvement. I think we’ve got a pretty good handle on those, though. We’re continuing to make investments in many areas, in our quality programs and additional consultants, implementation specialists, trainers, but I think that’s a pretty well-oiled machine. It just needs to scale to keep pace with the number of sales that we’re making. None of that is surprising or too challenging for us.

I think we’ve got probably about the best platform product-wise in the business, both with depth and breadth between the Inpatient and now the RCM business, the Ambulatory systems, the high-end and low-end, as well as our patient portal which seems to be getting much more traction lately, and our Health Information Exchange, our HIE product, and those kinds of things, all of them are seeing what we think is strong demand.

George Hill:	Okay, and on the Inpatient side, are you seeing any change in the mix between what I would call greenfield implementations and displacements?

Patrick Cline:	Steve might follow on to that. Certainly, on the financial side of Inpatient, they’re all going to be displacements. On the Electronic Health Records side, most of the deals will be relatively new, as smaller hospitals are now just making the decision to automate with respect to their EHR and maybe go after some of the stimulus dollars. There may be a displacement or two, but most of that’s going to be open territory for us.

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George Hill:	Okay, thank you.

Operator:	Thank you. Our next question comes from the line of Anthony Vendetti with Maxim Group. Please go ahead.

Anthony Vendetti:	Thanks. Just a couple of questions. On the 50 pipeline hospital contracts, the 11 that you won, can you talk about the competitive landscape as it’s starting to take shape here? Is there any new surprise competitors that you’re seeing that are stronger now, and when you’re in the final round who are you besting, and when you are losing, who are you losing to mostly?

Speaker:	Okay. Steve, do you want to take that one?

Steve Puckett:	Yes, I mean, we see traditionally the people who have been in that market. That market has a lot of players who’ve been there a very long time. So, that’s one of the reasons that we focus there. I would say we don’t see a whole lot of new entries into that market. We do see people maybe coming down.

Anthony Vendetti:	Who would be coming down to that market?

Steve Puckett:	We see players perhaps such as Cerner (ph) who has a new ASP-type offering. So, we see those people coming who have not traditionally been in, for instance, the critical-access hospital market playing downward into that area.

Anthony Vendetti:	Okay.

Steve Puckett:	As an example.

Anthony Vendetti:	Are there any situations where you guys are trying to directly connect to the payer, where you bypassing clearing houses at all?

Steve Puckett:	From an inpatient perspective?

Anthony Vendetti:	Yes.

Steve Puckett:	No, not at this time.

Anthony Vendetti:	No? Okay. Then, lastly, maybe on the tax rate going forward, what are you expecting for the rest of this fiscal year and then moving into next year?

Paul Holt:	Well, if you look at the rate, the tax rate that we had going into the first three quarters did not include any R&D tax credit impact and we benefited

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approximately 1% on our rate, you know, normalized. You know, that can vary. I don’t want to get into trying to predict for you what the tax rate’s going to be going forward because there are some moving parts there that I’m not going to be able to predict with exact precision. But, clearly, you know, I gave out what the relative benefit amount was, that $0.03, and I think, for this quarter, I think if you add that back and get back to, you know, the range that we’ve been at, which is between 36 and 37%, you know, I think that’s probably fair. But, I want to predicate that, that, you know, we can only talk about ranges and I’m not forecasting or predicting for you, I’m pointing you to things to think about.

Anthony Vendetti:	Okay, perfect. Thanks a lot.

Operator:	Thank you. Our next question comes from the line of Stephen Shankman with UBS. Please go ahead.

Stephen Shankman:	Thanks for taking the question. I guess the first one for Steve. I think I’ve heard you a few times refer to the EHR ramp as more of a steady build and I’m wondering, kind of given this quarter’s results and the nice pipeline build, as well as the stimulus checks starting to arrive this year, you might now be reaching a bit of an inflection point in terms of the growth trajectory. That’s my first question.

Steven Plochocki:	Well, Steve, you know, we’ve always said, as we’ve gone through the 22-month chronology since the Bill was announced to where October we actually had the last pieces of the reg finalized with certification, we’ve always said that there were different threshold points throughout there. But, hitting that certification point, being a Company that has three products certified going into the front end of the stimulus, we’re certainly greatly encouraged by what you’re seeing in our quarter that we just announced and what we’re starting to see in our pipeline, as well. But we still want to stick to the view, until we see it differently, that this is going to be a nice steady escalator ride and not an express elevator to the top floor. And you know what? That’s going to serve us all extremely well.

Stephen Shankman:	Okay, fair enough. Then, on the R&D line, it looks like it ticked down a little bit in terms of a percent of revenue, and whilst you recognize that some of the revenue did shift from the last quarter to this one, I would have expected it to be a little bit higher given the number of initiatives that you guys discussed at the Analyst Day and also the continued progress of Opus and Sphere. So, I’m wondering what the run rate might be for that expense line or, asked another way, I guess, over the next 12 months if there are any kind of new projects coming online or if any projects might have finished up during this past quarter.

Patrick Cline:	This is Pat. I think I see that as relatively steady state. Hopefully, as revenue continues to grow we’ll continue to be able to make investment in

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the product. As I mentioned, we’re pretty pleased with where the product platform is, though there’s always more to do and we will be making investment commensurate with revenue growth going forward.

Stephen Shankman:	So, probably closer to the 6% of revenue, then maybe like 6.5% of revenue?

Patrick Cline:	That may tick up a little bit. I guess it also depends — I might have to defer to Paul — a little bit on what we do relative to capitalization of those development projects. We tend to capitalize some of that new development once we reach technological feasibility, et cetera. So, even if we were to bring on a number of new software developers, and frankly it is our plan to do that, you’re not going to see that instantly, you know, hit our P&L in a derogatory fashion.

Stephen Shankman:	Okay, great, that’s helpful. Thank you.

Patrick Cline:	You’re welcome.

Operator:	Thank you. Our next question comes from the line of Corey Tobin with William Blair & Company. Please go ahead.

Corey Tobin:	Hi, good morning and congrats on the—it’s a nice quarter. A couple of questions here.

Steven Plochocki:	Thank you.

Corey Tobin:	A couple of questions here. Can you refresh my memory? Do you have any sales arrangements today with payers, any sort of preferred pricing arrangements or distribution agreements with payers at this point?

Patrick Cline:	None that I know of, except that there are some payers that also provide medical services, sort of staff model kinds of programs or Medicare Advantage Plans that move from either tightly affiliating or in many cases, especially on the private side and owning physicians, but those are the exceptions for us. There aren’t any big payers that we have significant relationships with.

Corey Tobin:	Just to follow up on that, I think some of the competitors have gone that route, just another distribution channel or another way to get into the physician’s office. Is this something you guys are exploring and do you see that as an attractive channel to capitalize on?

Patrick Cline:	It is.

Corey Tobin:	Okay, great. Switching gears on the hospital side for a second. The hospitals that are in your pipeline today, just to come back to this one

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more time, can you give us a feeling, do you expect that all 50 of those will be financial deals or would there more likely to be a mix of financial and clinical deals?

Steve Puckett:	It’ll be a mix.

Corey Tobin:	Let’s look at the 11 that were signed in the quarter, maybe you can give us some detail on that. Of the 11 that were signed, can you give us a rough feeling for what, you know, percentage of those would be financial deals, what percentage would be clinical and then what percentage would be combos?

Patrick Cline:	Steve, do you have that rough information in front of you?

Steve Puckett:	Yes, 80% of them include both financial and clinicals.

Corey Tobin:	Eighty percent, you said?

Steve Puckett:	Yes.

Corey Tobin:	Okay, and would you expect the pipeline of the 50 to be about the same mix?

Steve Puckett:	Probably, exactly the same.

Corey Tobin:	Okay, great. Then, finally, just one on the sales force, you mentioned it was down I think five people or so sequentially. Was any of that decrease voluntary attrition? Have you lost any people that you would have rather kept to competition in the quarter?

Scott Decker:	Nothing comes to mind. I think of it was managed attrition. There might always be an exception of one or two to that, but nothing material.

Corey Tobin:	Understood. Okay, great. Congrats again. Thanks.

Steve Puckett:	Thank you, Corey.

Operator:	Thank you. Our next question comes from the line of Atif Rahim with JP Morgan. Please go ahead.

Atif Rahim:	Hi, thanks, and congrats on a great quarter.

Steven Plochocki:	Thank you, Atif.

Atif Rahim:	A couple of questions. 4Q has historically been your seasonally stronger quarter and given there was some push-through of revenue from your

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second into the third quarter, is that still your expectation going forward for 4Q?

Steven Plochocki:	You mean the strong seasonality aspect of it?

Atif Rahim:	Correct. Would you expect that to ramp up from here or do you think, you know, do you think—I mean, just given the flowthrough that you had into this quarter, some of that might not occur this year? I’m just trying to get a gauge of, you know, what you see going forward in terms of seasonality.

Patrick Cline:	I’ll try to give you a little bit on that. As I mentioned, the fourth calendar quarter, or the quarter that we’re reporting, can tend to be tough because of the holidays there are fewer number of sales days in that quarter

Atif Rahim:	Right.

Patrick Cline:	... and in the March quarter you don’t have that issue. You do have a little bit of an issue in the RCM business with co-pays. So, in the RCM business the worst quarter tends to be the first calendar or March quarter. But, outside of those couple of things regarding pullthrough or rollovers or deals pushing or deals pulling, nothing that we can think of.

Atif Rahim:	Okay, that’s good. Then, on the Inpatient side, how much of the pipeline or your success there is being driven by the VHA relationship that you announced last quarter, I think, or just the quarter before that?

Patrick Cline:	This is Pat again. I think very little at this point. We’re looking forward to seeing much more from that relationship. That relationship is more aligned on the Ambulatory side, but we’re always talking to them about new possibilities.

Atif Rahim:	Got it. Okay, and then a last question for Paul on the tax rate. The $0.03 that you mentioned, are we thinking about that just retroactively for the first three quarters of calendar ‘10, and then the fourth calendar quarter had a separate amount, so it should be like, you know, $0.04 for the full calendar year? I just want to get some clarity on that.

Paul Holt:	Yes. So, what’s included in that is the first three months of the calendar year. We’re on a fiscal year, so the credit was reinstated going back to January 1. So, that means that we had three months worth of credit that we’re taking from that period, as well as the first three quarters of this year. So, it’s a full year’s worth of credit is really what that translates into, in one quarter.

Atif Rahim:	Okay. Then, from a percentage base — I know you’re reluctant to give the range, but should we just assume maybe down 1% versus your average rate for, you know, call it calendar 11?

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Paul Holt:	There’s a domestic manufacturers’ tax credit that we also benefit from, but there are some moving parts in that and it’s a little hard to predict. Also, the impact on the rate, the R&D tax credit is a dollar credit, it has nothing to do really with our taxable income. It really has everything to do with how credit do we qualify for based on our development activities. So, you know, those two elements can move in different directions. I think probably a good way to think about it is to just look at a dollar amount of credit versus a rate. I can’t tell you or project exactly what our taxable income’s going to be next quarter, so it really gets kind of hard to tell you exactly what our rate’s going to be and how much of the R&D tax credit is going to impact the rate.

Unfortunately, it’s not an exact science, you know, when you’re looking at that, but, I think, if you look at say, you know, $0.03 worth—and there’ll be a few more details that you’ll see in the footnotes in the Q which we’re about to file, but if you look at $0.03 worth of credit, that’s a full year’s worth of credit. You can back into what that was on a quarterly basis and then you can say, well, okay, I know what my rate was the first two quarters and I can sort of approximate what the credit might be next quarter, and those are kinds of things—that’s the approach I would take if I was trying to model this.

Atif Rahim:	Okay, perfect, that’s very helpful. Thanks very much, guys.

Steven Plochocki:	Thank you, Atif.

Operator:	Thank you. Our next question comes from the line of Sandy Draper with Raymond James. Please go ahead.

Sandy Draper:	All my questions have actually been asked and answered, but congratulations on a nice quarter, guys.

Steven Plochocki:	Thank you, Sandy.

Sandy Draper:	Thank you.

Operator:	Thank you. Our next question comes from the line of David Larsen with Leerink Swann. Please go ahead.

David Larsen:	Great quarter, guys. Just broadly speaking, for the Ambulatory product, what percentage of your sales would you say are into sort of physician offices where they don’t have an EMR versus where they have an EMR but they’re replacing it with NextGen? Thanks.

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Patrick Cline:	This is Pat, and my answer is going to be what I’d characterize as an educated guess. Probably 85% or so of our EHR deals are new implementations, with the balance being replacement kinds of deals.

David Larsen:	Okay, great, thanks. Then, how many hospitals are in your network now using Opus or Sphere?

Patrick Cline:	Steve.

Steven Plochocki:	Yes, we’ve got around—I think the total is around 70 now.

David Larsen:	Okay, and then how did that compare to about a year ago?

Steve Puckett:	Let’s see, that’s a rise of about 20/25 from about a year ago.

David Larsen:	Okay, that’s terrific. Then, I’m sorry, I should know this, but when you say 50 in the pipeline, are those—do you think, you know, maybe the next six months a decision will be made for those?

Donn Neufeld:	The way we define pipeline is deals that are within the next six months (unintelligible).

David Larsen:	Okay. Then, the 600 to 700,000, I think is probably a combined Opus and Sphere sale, if we assume 80% have sort of both products together; is that correct?

Steve Puckett:	That’s correct.

David Larsen:	Okay, and then just my last question. With the 5.8 million in revenue that was booked for those products this quarter, I mean, how much would you just sort of roughly say, how much of that is sort of recurring revenue in nature for the Opus and Sphere products versus sort of new revenue, just roughly speaking?

Steve Puckett:	Yes, roughly speaking, it’s about 45%. Between 40/50% of that figure is recurring versus, you know ...

David Larsen:	Okay, and then would you say the majority of your sales are to new hospitals that are installing these systems for the first time?

Steve Puckett:	I would say they are installing clinical systems for the first time. Almost every hospital has some kind of financial system in place.

David Larsen:	Okay. They would be replacing that financial system with your new one 80% of the time. Okay, great. Thank you so much.

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Operator:	Thank you. Our next question comes from the line of David Borah with Century Capital Management. Please go ahead.

David Borah:	Hi. Just a question for maybe Steve and Pat. You know, it sounds like you’ve got a lot more visibility now than you’ve had over the past couple of years and you have a large number of sell-side analysts out there with a wide range of estimates. I’m just wondering if now is a good time to consider guidance. So, thank you.

Steven Plochocki:	Hello, this is Steve. The management team has been discussing that and it’s probably better than 50/50 that going into our next fiscal year, which would begin April 1st, that we will provide some kind of an annual guidance. We’re hopeful at that time to get a better feel for the consistency and predictability we believe is necessary to do that. As I said before, we’ve had 22 months of uncertainty under the government program, until they just recently finalized the regulations. So we’re considering that as a management team and, as I said, it’s probably a little better than 50/50 that we will.

David Borah:	Thanks.

Operator:	Thank you. Our next question comes from the line of Gene Manheimer with Auriga Securities. Please go ahead.

Gene Manheimer:	Well, thank you, and very nice quarter, guys.

Steven Plochocki:	Thank you.

Gene Manheimer:	Most of the questions have been answered. I have two quick ones for you. I may have missed it, but what was the Ambulatory pipeline number and how has the composition of that changed, if at all, between smaller and larger practices? Then, the other question is on the RECs. What would you estimate has been the revenue to date from the REC Program? Thank you.

Scott Decker:	We didn’t break out the Ambulatory pipeline. As we’ve been reporting the last several quarters, this is the total pipeline between Ambulatory and Outpatient. So, I don’t have a specific number for you there. Characterizing it between large and small, that also hasn’t changed materially. Over the last several quarters, I guess I could generally characterize it as, you know, maybe 20 are deals that are larger and mid-size that are going to dominate the pipeline. I don’t recall the question on the RECs, if you don’t mind repeating it.

Gene Manheimer:	How much revenue?

Scott Decker:	How much revenue. You know, once again, not material at this point.

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Gene Manheimer:	Thank you.

Steven Plochocki:	Operator, we’ll take one more call, please.

Operator:	Okay. Our final question comes from the line of Mohan Nidu with Piper Jaffray. Please go ahead.

Mohan Nidu:	Thanks for taking my question, guys. A quick one. Pat, how are your existing customers approaching the stimulus, are they starting to register, are they approaching you guys for help and how to get it, and when do you expect to receive—how do you account for customers’ crosschecks?

Patrick Cline:	I think it’s a combination of the two. Of course, we don’t know how many of our customers are registering or signing up. I think there have been thousands across the country, probably approaching 4,000 that have registered. You can bet that a number of them are our customers, but we just don’t have perfect knowledge on that. Many of our customers are coming to us and requesting help and that’s driving some of our internal consulting business, as well. We’re doing very well in ramping that our Consulting Department as fast as we can find good people. That tends to be the larger customers and larger health systems that are asking for help either implementing or making sure that those features that are required for meaningful use are implemented.

Mohan Nidu:	Any views on when your best customers will be able to receive the checks?

Patrick Cline:	I think many of our customers will receive checks as early as the government begins to cut checks.

Mohan Nidu:	All right. Thanks a lot, Pat.

Patrick Cline:	You’re welcome.

Steven Plochocki:	Well, we want to thank everyone for joining us today. We appreciate your support. It’s been a long run since February 17, 2009, when the Bill was first signed and we like the position we’re in today. We have certified products. We’re in the first month of a 60-month stimulus and we’ve got a pipeline that’s building and four distinct product lines that are growing very nicely. So, we think the best is yet to come and we again thank you all for your support and I look forward to seeing many of you in my travels. Take care.

Operator:	Thank you. Ladies and gentlemen, this concludes the Quality Systems, Inc. Fiscal 2011 Third Quarter Results Conference Call. This conference will be available for replay after 12:00 p.m. Eastern Standard Time today

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through February 4, 2011, at midnight Eastern Standard Time. You may access the replay system at any time by dialing 303-590-3030 or 1-800-406-7325 and entering the access code of 4403880, followed by the pound sign. We thank you for your participation. You may now disconnect.
END

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